EXHIBIT 10.30.2

BELVEDERE PLACE

Dated as of the ______ day of February, 2003

between

[_________],

as Landlord,

and

REDWOOD TRUST, INC.,

as Tenant

BELVEDERE PLACE

BASIC LEASE INFORMATION

1.	Date:	February ,2003

2.	Landlord:

3.	Tenant:	Redwood Trust, Inc., a Maryland corporation

4.	Property:	The real property legally described on Exhibit A attached hereto

5.	Project:	The Property, together with the buildings known as One and Two Belvedere Place and all other improvements located thereon

6.	Building:	That certain office building located within the Belvedere Place office center located at One Belvedere Place, Mill Valley, California

7.	Premises:	[ ] rentable square feet located on the top floor of the Building, designated as Suite No. 300, as outlined on the floor plan attached hereto as Exhibit B

8.	Load Factor:

9.	Initial Term:	One hundred twenty (120) months

10.	Delivery Date:	Upon full execution and delivery of this Lease by the parties

11.	Intentionally Omitted:

12.	Commencement Date:	June 1, 2003

13.	Expiration Date:	May 31, 2013

14.	Initial Basic Rental Rate:

15.	Fair Market Rental Value:	The average rental rate per rentable square foot per month (taking into account additional rent and all other monetary payments and considering any base year or expense stop applicable thereto), including all escalations, for all leases for comparable, unencumbered space for approximately the same lease term, executed at the Project and/or any other comparable Class A building in terms of size, quality, level of services, amenities, age and appearance

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located within the Southern Marin County area from the northern border of Corte Madera and Larkspur south to the Golden Gate Bridge, during the twelve (12) month period immediately preceding the date upon which the determination of Fair Market Rental Value is made, and having a commencement date within six (6) months of the date that the Fair Market Rental Value will commence under this Lease, and taking into account any tenant improvements and other concessions granted to Tenant and tenants under leases of such comparable space. The Fair Market Rental Value shall be determined in accordance with the terms and provisions of this Lease below.

16.	Security Deposit:

17.	Base Year:	2003.

18.	Tenant’s Proportionate Share:	The ratio which the rentable area of the Premises bears to the rentable area of the Project.

19.	Tenant Improvement Allowance:

20.	Landlord’s Broker:

21.	Tenant’s Broker:

22.	Extension Term(s):	One (1) option term of sixty (60) months, in accordance with Section 40 below.

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BELVEDERE PLACE OFFICE LEASE

         THIS LEASE is entered into by and between Landlord and Tenant, as specified in the Basic Lease Information, which is incorporated herein by reference, as of the date shown in Paragraph 1 of the Basic Lease Information.

1. PREMISES.

     (a) Initial Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises (as defined in Paragraph 7 of the Basic Lease Information) upon and subject to the terms, covenants and conditions herein set forth. Tenant covenants, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions for which Tenant is responsible and that this Lease is entered into upon the condition of such performance.

     (b) Verification of Usable Square Feet of Premises, Building and Project. For the purposes of this Lease, “usable square feet” for the Premises shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, [ANSI Z65.1 – 1996] (“BOMA”), and “rentable square feet” shall equal (i) the usable square feet contained within the Premises multiplied by (ii) the sum of (x) one (1) plus (y) the Load Factor (as defined in Paragraph 8 of the Basic Lease Information). The usable square feet and rentable square feet of the Premises, Building and the Project are subject to verification by Landlord’s planner/designer promptly following the full execution and delivery of this Lease, and confirmation of the same by Tenant and Tenant’s architect. In the event that Landlord’s planner/designer determines that the amounts thereof are different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of rent and any security deposit) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

2. TERM.

     (a) Initial Term. Except as otherwise provided herein, the term of this Lease shall be the Initial Term as set forth in Paragraph 9 of the Basic Lease Information, commencing on the Commencement Date, and ending as of the Expiration Date, as set forth in Paragraph 12 and Paragraph 13, respectively, of the Basic Lease Information. The Initial Term, together with any extension term as to which a right has been properly exercised, shall be referred to as the “Term.”

     (b) Confirmation of Lease Term. When the Commencement Date has occurred, the parties shall promptly complete and execute a Notice of Lease Term Dates in the form of Exhibit C attached hereto.

3. BASIC RENT.

     (a) Basic Rent Payments. Tenant agrees to pay Landlord each month, as base monthly rent, the Basic Rent as set forth in Paragraph 14 of the Basic Lease Information. Each monthly installment of Basic Rent shall be payable in advance on the first day of each calendar month during the Term, except that the first month’s installment shall be paid upon the execution hereof. If the Term commences or ends on a day other than the first day of a calendar month, then the rent for the months in which this Lease commences or ends shall be prorated (and paid at the beginning of each such month) in the proportion that the number of days this Lease is in effect during such month bears to the total number of days in such month, and such partial month’s installment shall be paid no later than the commencement of the subject month. In addition to the Basic Rent, Tenant agrees to pay as additional rent the amount of additional rent and rent adjustments and other charges required by this Lease. All rent shall be paid to Landlord, without prior demand and without any deduction or offset, in lawful money of the United States of America, at the address of Landlord designated in Section 31 below or to such other person or at such other place as Landlord may from time to time designate in writing. Except as otherwise provided in this Lease, in the event of a remeasurement or adjustment of the area of the Premises, the Basic Rent shall be recalculated using the Basic Rental Rate referenced in Paragraph 14 of the Basic Lease Information. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligation for payment of Basic Rent shall be conditionally abated for each of the twelfth (12th), twenty-fourth (24th), thirty-sixth (36th), forty-eighth (48th), sixtieth (60th), seventy-second (72nd) and eighty-fourth (84th) months of the Term, provided that in the event of the termination of this Lease due to Tenant’s default under this Lease (which is not cured within the applicable period for cure provided under this Lease), then the amount of monthly Basic Rent theretofore so conditionally abated shall be immediately due and payable in full to Landlord and Tenant shall not be entitled to any further conditional abatement of monthly Basic Rent hereunder, and provided that in the event of the expiration of the Term and Tenant’s surrender of the Premises and performance of its other obligations under this Lease without such uncured default, then the abatement of monthly Basic Rent pursuant hereto shall be final and no longer conditional.

     (b) Intentionally omitted.

     (c) Late Charge. If Tenant fails to pay any installment of Basic Rent, additional rent or other charges within five (5) days after the same are due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount so payable. Tenant acknowledges that late payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Landlord as a result of such late payment. Such late charge shall not be deemed a consent by Landlord to any late payment, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled hereunder. In addition, all amounts payable by Tenant to Landlord hereunder, exclusive of the late charge described above, if not paid within five (5) days after such amounts are due, shall bear interest from the due date until paid at the rate (the “Interest Rate”) of the greater of (i) two percent (2%) per annum plus the “Prime Rate” then most recently published in the Wall Street Journal (or a comparable replacement Prime Rate if the Wall Street Journal ceases to publish a Prime Rate) or (ii) ten percent (10%) per annum, provided that in no event shall the Interest Rate exceed the maximum rate of interest permitted to be collected by the Landlord by law.

4. ADDITIONAL RENT. In addition to the Basic Rent provided in Section 3 of this Lease, Tenant shall pay Tenant’s Proportionate Share as specified in Paragraph 18 of the Basic Lease Information, of the increase (the “Operating Expenses Increase”) in Actual Operating Expenses for each Operating Year over the Base Amount (as such terms are defined below). Tenant’s Proportionate Share of the Building may change based on remeasurement or adjustment of the area of the Project or the Premises as described in Section 1(b). In addition, whenever additional space is added to the Premises Tenant’s Proportionate Share of the Project shall increase accordingly.

     (a) Estimated Operating Expenses. Within ninety (90) days after the close of each Operating Year during the Term, Landlord shall furnish Tenant a written statement of the “Estimated Operating Expenses” for the then current Operating Year, and a corresponding calculation of additional rent, which shall be one-twelfth (1/12) of Tenant’s Proportionate Share of the amount, if any, by which the Estimated Operating Expenses exceed the Base Amount. Such additional amount shall be added to the monthly installment of Basic Rent payable by Tenant under this Lease for each month during such Operating Year.

     (b) Actual Operating Expenses. Within ninety (90) days after the close of each Operating Year (except the Base Year) during the Term, Landlord shall deliver to Tenant a written statement setting forth the Actual Operating Expenses and actual Operating Expenses Increase during the preceding Operating Year. If such actual Operating Expenses Increase for any Operating Year exceed the estimated amount theretofore paid by Tenant to Landlord on account thereof pursuant to Section 4(a), Tenant shall pay the amount of such excess to Landlord as additional rent within thirty (30) days after receipt by Tenant of such statement. If such statement shows the actual Operating Expenses Increase to be less than the estimated amount theretofore paid by Tenant to Landlord on account thereof pursuant to Section 4(a), then the amount of such overpayment by Tenant shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement or, at Landlord’s option, credited by Landlord to the payment of rent next due.

     (c) Determinations. The determination of Actual Operating Expenses and Estimated Operating Expenses shall be made by Landlord. Any payments pursuant to this Section 4 shall be additional rent payable by Tenant hereunder, and in the event of nonpayment thereof, Landlord shall have the same rights with respect to such nonpayment as it has with respect to any other nonpayment of rent hereunder.

     (d) End of Term. If this Lease shall terminate on a day other than the last day of an Operating Year, the amount of any adjustment between Estimated Operating Expenses and Actual Operating Expenses with respect to the Operating Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such Operating Year, to and including such termination date, bears to three hundred sixty-five (365); and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery of the statement of Actual Operating Expenses with respect to such Operating Year.

     (e) Definitions. The following terms shall have the respective meanings hereinafter specified:

    (1) “Base Amount” shall mean an amount equal to the Actual Operating Expenses for the Base Year (as defined in Paragraph 17 of the Basic Lease Information); provided that, if the Project is not open and operating during the entire Base Year, then the Actual Operating Expenses actually incurred for the Base Year (adjusted, if less than ninety-five percent (95%) of the total rentable area of the Project had been occupied for the entire Base Year, as if ninety-five percent (95%) of the total rentable area of the Project had been occupied for the entire Base Year) shall be annualized to reflect the Actual Operating Expenses that would have been incurred had the Project been operating during the entire Base Year.

    (2) “Operating Year” shall mean a calendar year commencing January 1 and ending December 31.

    (3) “Operating Expenses” shall mean all expenses paid or incurred by Landlord for maintaining, owning, operating and repairing the Project (as defined in Paragraph 5 of the Basic Lease Information), including, without limitation, the Building, and the personal property used in conjunction therewith, including, but not limited to expenses incurred or paid for: (i) Property Taxes (as hereinafter defined); (ii) utilities for the Project, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating; (iii) permits, licenses and certificates necessary to operate, manage and lease the Project; (iv) insurance Landlord deems appropriate to carry consistent with insurance customarily maintained by owners of similar Class A office buildings in the vicinity of the Project, or is required to carry by any mortgagee under any mortgage encumbering the Project or any portion thereof or interest therein or encumbering any of Landlord’s or the property manager’s personal property used in the operation of the Project; (v) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (vi) accounting, legal, inspection, consulting, concierge and other services; (vii) equipment rental (or installment equipment purchase or equipment financing agreements); (viii) management agreements (including the cost of any management fee actually paid thereunder and the fair rental value of any office space provided thereunder, up to customary and reasonable amounts); (ix) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (x) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development or similar arrangement; (xi) operation, repair, and maintenance of all systems and equipment and components thereof (including replacement of components, with any capital expenditure amortized as provided below); (xii) janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, and cleaning of walks, parking facilities and building walls; (xiii) replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities (except that replacements of such items in connection with an overall remodeling of the lobbies and/or other common areas shall be treated as a capital expenditure and amortized as provided below; (xiv) maintenance and replacement of shrubs, trees, grass, sod and other landscape items, irrigation systems, drainage facilities, fences, curbs, and walkways; (xv) re-paving and re-striping parking facilities; (xvi) and roof repairs and replacement (provided that any such replacement shall be amortized as provided below), and (xvii) capital expenditures made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Project required to keep such areas in good condition, which capital expenditures shall be amortized for purposes of this Lease over their reasonably anticipated useful lives. Notwithstanding the foregoing, Operating Expenses shall not include (a) depreciation, interest and amortization on mortgages or other debt costs or ground lease payments, if any; (b) legal fees in connection with leasing, tenant disputes or enforcement of leases; (c) real estate brokers’ leasing commissions; (d) improvements or alterations to tenant spaces; (e) the cost of providing any service directly to and paid directly by, any tenant; (f) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); and (g) capital expenditures except those capital expenditures made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Project required to keep such areas in good condition, which capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over their reasonably anticipated useful lives.

    (4) “Estimated Operating Expenses” shall mean Landlord’s estimate of Operating Expenses for the following Operating Year, adjusted as if ninety-five percent (95%) of the total rentable area of the Property will be occupied for the entire Operating Year.

    (5) “Actual Operating Expenses” shall mean the actual Operating Expenses for any Operating Year, adjusted, if less than ninety-five percent (95%) of the total rentable area of the Project had been occupied for the entire Operating Year, as if ninety-five percent (95%) of the total rentable area of the Project had been occupied for the entire Operating Year.

    (6) “Property Taxes” shall mean all real and personal property taxes and assessments imposed by any governmental authority or agency on the Project; any assessments levied in lieu of such taxes; any non-progressive tax on or measured by gross rents received from the rental of space in the Project; and any other costs levied or assessed by, or at the direction of, any federal, state, or local government authority in connection with the use or occupancy of the Project or the Premises or the parking facilities serving the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, and any expenses, including the reasonable cost of attorneys or experts, incurred by Landlord in seeking reduction by the taxing authority of the above-referenced taxes, less any tax refunds obtained as a result of an application for review thereof; but shall not include any net income, franchise, estate or inheritance taxes.

5. SECURITY DEPOSIT. Tenant has deposited with Landlord the Security Deposit specified in Paragraph 16 of the Basic Lease Information. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all of Tenant’s obligations under this Lease. If Tenant defaults with respect to any provision hereof, including but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord may incur by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the deposit is so used or applied, Tenant shall, upon demand, immediately deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform all of its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interests hereunder) after the expiration of the Term, provided that Landlord may retain all or a portion of the Security Deposit in an amount reasonably determined by Landlord to be necessary to cover any amounts owed by Tenant for the clean-up and repair of the Premises if Tenant has failed to satisfy its obligations under Section 7(b) of this Lease, and Actual Operating Expenses during the Term.

6. USES; HAZARDOUS MATERIAL.

     (a) Use. Tenant agrees that it will use the Premises for general office purposes, and for no other business or purpose. Tenant, at its sole cost and expense, shall promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any governmental regulations relating thereto, including any required alterations for purposes of “public accommodations” under such statute which arise as a result of the particular nature of the use of the Premises by Tenant or any of the Tenant Parties. Tenant shall not use or permit the Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Project or cause the cancellation of any insurance policy covering the Project, nor shall Tenant permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policy, unless Tenant obtains an endorsement to the policy allowing such activity. Tenant shall not during the Term (i) commit or allow to be committed any waste upon the Premises, or any public or private nuisance in or around the Project, (ii) allow any sale by auction upon the Premises, (iii) place any loads upon the floor, walls, or ceiling of the Premises which endanger the Building, (iv) use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or in any manner damage the Building, (v) place any harmful liquids in the drainage system or in the soils surrounding the Project, or (vi) disturb or unreasonably interfere with other tenants of the Project. If any of Tenant’s office machines or equipment disturbs the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Tenant’s sole cost and expense.

     (b) Hazardous Material. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by, or is dealt with in, any local governmental authority, the State of California or the United States Government. Accordingly, the term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6902 et seq., or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. § 9601 et seq. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials in the Premises or the Project by any Tenant Parties. Tenant shall not allow the storage or use of Hazardous Materials in the Premises in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage or use of such substances or materials, nor allow to be brought onto the Building or Project any such materials or substances, except that Tenant may maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies which products contain chemicals which are categorized as Hazardous Materials, provided that the use of such products in the Premises by Tenant shall be in compliance with applicable laws and shall be in the manner in which such products are designed to be used. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. The covenants of this Section 6(b) shall survive the expiration or earlier termination of the Lease.

     (c) Environmental Obligations. Landlord and Tenant shall notify each other in writing of (i) any enforcement, clean-up, removal or other governmental action instituted with regard to Hazardous Materials involving the Project, (ii) any claim made by any person against either of the parties related to Hazardous Materials in the Premises or the Project, (iii) any reports made to any governmental agency arising out of or in connection with Hazardous Materials in the Premises or the Project including, without limitation, any written complaints, notices or warnings, and (iv) any spill, release, discharge or disposal of Hazardous Materials in the Premises or the Project that is required to be reported to any governmental agency or authority under any applicable governmental law, rule or regulation. Tenant shall indemnify and hold Landlord and its affiliates harmless with respect to any environmental claims or liabilities which occur as a result of the breach by Tenant of any of Tenant’s covenants set forth in Section 6(b) above or this Section 6(c) and from any escape, seepage, leakage, spillage, discharge, emission, release from, onto or into the Premises, the Building or the Project of any Hazardous

Materials to the extent caused by Tenant or Tenant’s agents, contractors, trustees, partners, members, shareholders, officers, employees or invitees (collectively, “Tenant Parties”).

7. MAINTENANCE AND REPAIRS.

     (a) Landlord’s Obligations. Landlord shall maintain and keep in good repair the foundations, exterior walls, structural portions of the roof and other structural portions of the Building, the common areas of the Building and the Project, and the electrical, plumbing, heating and ventilating equipment in the Building, except such portions thereof as may be specially installed for Tenant or otherwise altered by Tenant in connection with Tenant’s work or otherwise; and except that all damage or injury to the Premises, the Building or the equipment and improvements therein caused by any act, neglect, misuse or omission of any duty by Tenant or by any Tenant Parties shall be paid by Tenant to the extent that the repair of any such damage or injury is not covered by Landlord’s insurance. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given by Tenant to Landlord. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) if Tenant’s telecommunications services in any way are interrupted, damaged or rendered less effective, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees.

     (b) Tenant’s Obligations. Tenant shall at its expense maintain, repair and replace all portions of the Premises and the equipment or fixtures relating thereto, except to the extent specified in Section 7(a), above, at all times in good condition and repair, all in accordance with the laws of the State of California and all health, fire, police and other ordinances, regulations and directives of governmental agencies having jurisdiction over such matters. Tenant shall replace at Tenant’s sole expense any glass that may be broken in the Premises, and elsewhere in the Building or the Project if done through any fault or negligence of any of the Tenant Parties, with glass of the same size, specifications and quality, with signs thereon, if required. At the expiration of the Term, Tenant shall surrender the Premises in the same condition as it was received, normal wear and tear and damage by fire or other casualty excepted, and will clean all walls, floors, suspended ceilings and carpeting therein. Tenant shall indemnify Landlord for any loss or liability resulting from any delay by Tenant in surrendering the Premises to Landlord as provided herein.

8. ALTERATIONS.

     (a) Landlord’s Consent. Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld provided that the Alterations do not affect the Building’s structure, safety, systems or aesthetics or cause the release of Hazardous Substances; except, however, that Tenant may make non-structural, interior

Alterations to the Premises costing less than $10,000.00 per work of Alterations and not affecting the Building mechanical or utility systems, without the prior written consent of Landlord but upon not less than ten (10) days prior written notice to Landlord.

     (b) Performance of Work. All Alterations shall be made at Tenant’s sole expense and by contractors or mechanics approved by Landlord, shall be made at such times and in such manner as Landlord may from time to time reasonably designate, and shall become the property of Landlord without its obligation to pay therefor at the expiration or earlier termination of this Lease. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Project and must be of a type, and the floors and ceilings must be finished in a manner, customary for general office use and other uses common to first-class (Class A) office buildings in the vicinity. Alterations shall be diligently prosecuted to completion to the end that the Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, and no interior improvements installed in the Premises may be removed unless the same are promptly replaced with interior improvements of the same or better quality. Landlord hereby reserves the right to require any contractor or mechanic working in the Premises to provide lien waivers and liability insurance covering the Alterations to the Premises and, as to any proposed Alterations costing in excess of $100,000.00, to require Tenant to secure, at Tenant’s sole cost and expense, completion and lien indemnity bonds satisfactory to Landlord, and/or to require such other instruments as may be reasonably requested by Landlord. In addition to the foregoing, Tenant shall provide Landlord with evidence that Tenant or Tenant’s general contractor carries “Builder’s All Risk” insurance in an amount approved by the Landlord covering the construction of such Alterations, and such other insurance as the Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 14(a) of this Lease immediately upon completion thereof. Tenant shall give Landlord ten (10) days written notice prior to the commencement of any Alterations and shall allow Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the Premises as a part thereof at the expiration or earlier termination of this Lease, without disturbance, molestation or injury, provided that Landlord may require any Alterations to be removed upon the expiration or earlier termination of this Lease, provided that Landlord shall not be permitted to require removal of any Alterations which, at the time of Landlord’s approval of such Alterations, Landlord agreed would not be subject to such requirement for removal (and Landlord hereby agrees to notify Tenant promptly following request therefor from Tenant, whether any such proposed Alterations shall be subject to such requirement for removal). Further, Tenant shall not be required to remove any of the initial Tenant Improvements constructed in the Premises pursuant to Exhibit F. In such event, all expenses to restore said space to normal building standards shall be borne by Tenant. If Tenant fails to complete the removal and/or to repair any damage caused by the removal of any Alterations which are required to be removed as provided above, Landlord may do so and may charge the cost thereof to Tenant.

     (c) Landlord’s Expenses; Administrative Fee. Tenant shall pay to Landlord, as additional rent, any out-of-pocket costs incurred by Landlord in connection with the review, approval and supervision of the Alterations and for any additional Building services provided to

Tenant or to the Premises in connection with any such Alterations which are beyond the normal services provided to occupants of the Building. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, or Tenant’s design of any work, construction of any work or delay in completion of any work.

9. TENANT’S PROPERTY.

     (a) Removal Upon Expiration of Lease. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term, subject to the other requirements of this Lease. If Tenant shall fail to remove all of such property from the Premises at the expiration of the Term or within ten (10) days after any earlier termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store such property without liability to Tenant for loss thereof. In such event, Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such property for any length of time that the same shall be in Landlord’s possession. Landlord may, at its option, upon written notice to Tenant, sell said property or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and to the expense incident to the removal and sale of said property.

     (b) Personal Property Taxes. Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises or Landlord’s obligations are increased by a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes or obligations based upon Tenant’s personal property or trade fixtures, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall, upon demand and receipt by Tenant of appropriate documentation confirming that the taxes were levied against Tenant’s personal property or trade fixtures, repay to Landlord the taxes or obligations so levied against Landlord, or the portion of such taxes or obligations resulting from such increase in the assessment.

10. ENTRY BY LANDLORD. After reasonable notice (except in emergencies, where no such notice shall be required), Landlord, its authorized agents, contractors, and representatives shall at any and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants, to post notices, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed guilty of any eviction of Tenant and without abatement of rent. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Landlord shall at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord pursuant to the terms hereof shall not be deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion thereof, and Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss in, upon and about the Premises, except to the extent any such damage or loss is caused by the gross negligence or wilful misconduct of Landlord or any of Landlord’s employees, agents or contractors and is not covered by the insurance maintained by Tenant (and would not have been covered by Tenant’s insurance had Tenant maintained the insurance required to be maintained by Tenant pursuant to this Lease).

11. LIENS AND INSOLVENCY. Tenant shall keep the Premises, the Building and the Project free from any liens or encumbrances of any kind or nature arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. If Tenant becomes insolvent, makes an assignment for the benefit of creditors, or if legal proceedings are instituted seeking to have Tenant adjudicated bankrupt, reorganized or rearranged under the bankruptcy laws of the United States, or if this Lease shall, by operation of law or otherwise, pass to any person or persons or entity other than Tenant, Landlord may, at its option, terminate this Lease, which termination shall reserve unto Landlord all of the rights and remedies available under Sections 27 and 29 hereof, and Landlord may accept rent from such trustee, assignee or receiver without waiving or forfeiting said right of termination.

12. INDEMNIFICATION. Tenant shall indemnify, defend and hold Landlord, its members, employees and agents (collectively, the “Landlord Parties”) harmless from and against all claims, losses, liabilities, damages, costs, expenses and claims arising from or relating to (a) Tenant’s use of the Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, (b) any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, (c) any act, neglect, fault or omission of any of the Tenant Parties, and (d) all costs, attorneys’ fees, expenses and liabilities incurred in or about such claims or any action or proceeding brought thereon, except to the extent any such damage or loss is caused by the negligence or wilful misconduct of Landlord or any of Landlord’s employees, agents or contractors and is not covered by the insurance maintained by Tenant (and would not have been covered by Tenant’s insurance had Tenant maintained the insurance required to be maintained by Tenant pursuant to this Lease). In case any action or proceeding shall be brought against any of the Landlord Parties by reason of any such claim, Tenant upon written notice from Landlord shall defend the same at Tenant’s expense by counsel approved in writing by Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of and waives all claims against the Landlord Parties with respect to damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by the negligence or wilful misconduct of Landlord or any of Landlord’s employees, agents or contractors and is not covered by the insurance maintained by Tenant (and would not have been covered by Tenant’s insurance had Tenant maintained the insurance required to be maintained by Tenant pursuant to this Lease).

13. DAMAGE TO TENANT’S PROPERTY. Notwithstanding anything to the contrary in this Lease, the Landlord Parties shall not be liable for (a) any damage to any property entrusted to employees of the Project or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Tenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Project. Tenant shall give prompt written notice to Landlord in case of fire or accident in the Premises or in the Building or of defects therein or in the fixtures or equipment.

14. INSURANCE. Tenant shall, during the entire Term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

     (a) All-Risk Property Insurance. Standard form property insurance insuring against the perils of fire, vandalism, malicious mischief, cause of loss-special form (“All-Risk”), sprinkler leakage, and earthquake sprinkler leakage (provided that Tenant may self-insure for such earthquake sprinkler leakage coverage). This insurance policy shall be upon all trade fixtures and other property owned by Tenant, for which Tenant is legally liable and/or that was installed by or on behalf of Tenant, and which is located in the Building, including, without limitation, Alterations, furniture, fittings, installations, fixtures, tenant improvements and any other personal property, in an amount not less than the full replacement cost thereof. If there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive. Such policy shall name Landlord and any mortgagees of Landlord as additional insured parties, as their respective interests may appear.

     (b) Liability Insurance. Commercial General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of Two Million Dollars ($2,000,000) Combined Single Limit for injury to or death of one or more persons in an occurrence and Three Million Dollars ($3,000,000) aggregate, and for damage to tangible property (including loss of use) in an occurrence, with an Additional Insured — Landlord Endorsement. The policy shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Section 12 hereof) and shall (i) name Landlord as an additional insured, (ii) contain a cross-liability provision, (iii) contain a provision that “the insurance provided the landlord hereunder shall be primary and noncontributing with any other insurance available to the landlord,” and (iv) include fire legal liability coverage in the amount of One Million Dollars ($1,000,000)

     (c) Workers’ Compensation Insurance. Workers’ Compensation and Employer’s Liability Insurance (as required by state law).

     (d) Boiler and Machinery Insurance. If Tenant installs any boiler, pressure object, machinery, fire suppression system, supplemental air conditioning or other mechanical equipment within the Premises, Tenant shall also obtain and maintain at Tenant’s expense, boiler and machinery insurance covering loss arising from the use of such equipment.

     (e) Other Insurance. Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, amounts and for insurance risks against which a prudent tenant would protect itself consistent with insurance customarily required by owners of Class A office buildings in the vicinity of the Premises.

All such policies shall be written in a form reasonably satisfactory to Landlord and shall be taken out with insurance companies qualified to issue insurance in the State of California and holding an A.M. Best’s Rating of “A” and a Financial Size Rating of “X” or better, as set forth in the most current issue of Best’s Key Rating Guide. Such insurance shall provide that it is primary insurance, and not contributory with any other insurance in force for or on behalf of Landlord. Prior to the commencement of the Term, Tenant shall deliver to Landlord certificates of insurance evidencing the existence of the amounts and forms of coverage required above and, except for the All-Risk insurance, naming Landlord, the holder of any Prior Lien and the property manager each as an additional insured. No such policy shall be cancelable, terminable or reducible in coverage except after thirty (30) days prior written notice to Landlord. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as additional rent, if Tenant fails to so notify Landlord. If Landlord obtains any insurance that is the responsibility of Tenant under this Section 14, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed.

     Landlord shall, during the entire term of this Lease, as an item of Operating Expenses, keep in full force and effect the following insurance: (A) All Risk insurance (including a vandalism and malicious mischief endorsement and sprinkler leakage coverage, and also covering such other risks as Landlord or Landlord’s lender may require) upon the Project (including the Tenant Improvements constructed under Section 30 below, but excluding any property which Tenant is obligated to insure under Section 14(a) above) in an amount not less than the full replacement cost thereof (excluding footings, foundations and excavation), and including commercially reasonable rental loss coverage for losses covered by such insurance policy, which insurance policy or policies shall name Landlord as a named insured, and the deductible under which All Risk policy shall not exceed such commercially reasonable amount as Landlord determines to be appropriate given prudent risk management practices; and (B) commercial general liability insurance coverage, including personal injury, bodily injury, broad form property damage, automobile, Premises operations hazard, contractual liability, and products and completed operations liability, in commercially reasonable amounts. Landlord may satisfy its insurance obligations under this Lease by blanket, umbrella and/or, as to liability coverage in excess of One Million Dollars ($1,000,000), excess liability coverage.

15. WAIVER OF SUBROGATION. Whether any loss or damage to or within the Project, the Building and/or the Premises is due to the negligence of either of the parties hereto, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other from responsibility for, and waive their entire claim of recovery, for (a) any loss or damage to the real or personal property of the other located anywhere in the

Project and including the Project itself, arising out of or incident to the occurrence of any of the perils which are covered by any “all risk” or “causes of loss - special form” insurance policy covering the Project; or (b) loss resulting from business interruption at the Premises, arising out of or incident to the occurrence of any of the perils which are covered by any business interruption insurance policy covering the Project. To the extent that such risks under Clauses (a) and (b) are, in fact, covered by insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party. Notwithstanding the foregoing, no such release shall be effective unless the aforesaid insurance policy or policies shall expressly permit such a release or contain a waiver of the carrier’s right to be subrogated.

16. CASUALTY. If the Building and/or the Premises are damaged by fire or other perils covered by insurance carried by Landlord, Landlord shall have the following rights and obligations:

(a) Repair and Restoration

    (1) If the Building and/or the Premises are damaged or destroyed by any such peril, to the extent the cost to repair exceeds fifty percent (50%) of the then full replacement value thereof or the damage thereto is such that the Building and/or the Premises cannot reasonably be repaired, reconstructed and restored within nine (9) months from the date of such damage or destruction, Landlord shall, at its sole option, as soon as reasonably possible thereafter, either (i) commence or cause the commencement of the repair, reconstruction and restoration of the Building and/or the Premises and prosecute or cause the same to be prosecuted diligently to completion, in which event this Lease shall remain in full force and effect; or (ii) within sixty (60) days after such damage or destruction, elect not to so repair, reconstruct or restore the Building and/or the Premises, in which event this Lease shall terminate. In either event, Landlord shall give Tenant written notice of its intention within said sixty (60) day period. If Landlord elects not to restore the Building and/or the Premises, this Lease shall be deemed to have terminated as of the date of such damage or destruction.

    (2) If the Building and/or the Premises are partially damaged or destroyed by any such peril, to the extent the cost to repair is fifty percent (50%) or less of the then full replacement value thereof, and if the damage thereto is such that the Building and/or the Premises reasonably may be repaired, reconstructed or restored within a period of nine (9) months from the date of such damage or destruction, then Landlord shall commence or cause the commencement of and diligently complete or cause the completion of the work of repair, reconstruction and restoration of the Building and/or the Premises and this Lease shall continue in full force and effect.

     (b) Uninsured Casualties. If damage or destruction of the Building and/or the Premises is due to any cause not covered by collectible insurance carried by Landlord at the time of such damage or destruction, Landlord may elect to terminate this Lease if the cost to repair exceeds One Hundred Fifty Thousand Dollars ($150,000.00). If the repairing or restoring of the damage is delayed or prevented for longer than nine (9) months after the occurrence of such damage or destruction by reason of weather, acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or any cause that is beyond the reasonable control of Landlord, Landlord may elect to be relieved of its obligation to make such repairs or restoration and terminate this Lease. Further, Landlord shall not have any obligation to repair, reconstruct or restore the Premises and may terminate this Lease when the damage resulting from any casualty covered under this Section 16 occurs during the last twelve (12) months of the Term if such damage cannot be repaired within thirty (30) days from the date of such damage.

     (c) Tenant’s Termination Right. If the work of repair, reconstruction and restoration in connection with damage or destruction of the Building and/or Premises initially affects more than twenty-five percent (25%) of the floor area of the Premises and shall require a period longer than six (6) months to complete, then Tenant may elect to terminate this Lease, provided that Tenant shall give written notice to Landlord of its intention within thirty (30) days after the date it is advised of such repair period.

     (d) Termination of Lease. Upon any termination of this Lease under any of the provisions of this Section 16, Landlord and Tenant shall each be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord or such other date as is mutually agreed upon by Landlord and Tenant except for payments or other obligations which have theretofore accrued and are then unpaid or unperformed.

     (e) Rent Abatement. In the event of repair, reconstruction and restoration by or through Landlord as herein provided, the Basic Rent and Tenant’s Proportionate Share of the Operating Expense Increase payable under this Lease shall be abated proportionately to the degree to which Tenant’s use of the Premises is materially impaired during the period from the date of such damage or destruction through the date of the Landlord’s substantial completion of its repair of the Premises. Tenant shall not be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration, nor shall Tenant be entitled to any insurance proceeds, including those in excess of the amount required by Landlord for such repair, reconstruction or restoration. Tenant shall not be released from any of its obligations under this Lease due to damage or destruction of the Building and/or the Premises except to the extent and upon the conditions expressly stated in this Section 16.

     (f) Extent of Repair Obligation. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. Tenant shall assign and deliver to the Landlord any insurance proceeds payable to or received by Tenant in connection with the Tenant Improvements or any other improvements initially constructed or installed by the Landlord and insured by the Tenant pursuant to Section 14 hereof, and Landlord shall thereafter, to the extent that it receives any such insurance proceeds, repair and restore such Tenant Improvements and other improvements.

     (g) Waiver. The provisions of California Civil Code § 1932(2) and § 1933(4), which permit termination of a lease upon destruction of the Premises, are hereby waived by Tenant; and the provisions of this Section 16 shall govern in case of such destruction.

17. CONDEMNATION.

     (a) Complete Taking. If the whole of the Project, the Building or the Premises or so much thereof shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose so that a reasonable amount of reconstruction will not result in the Premises being reasonably suitable for Tenant’s continued occupancy, this Lease and the term and estate hereby granted shall terminate as of the date that possession of the Project, the Building or the Premises is so taken (herein called “Date of the Taking”), and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date.

     (b) Partial Taking. If only a part of the Building, the Project or the Premises shall be so taken and the remaining part thereof after reconstruction is reasonably suited for Tenant’s continued occupancy, this Lease shall be unaffected by such taking, except that if the taking affects the Building and/or the Project in addition to the Premises, Landlord may, at its option, terminate this Lease by giving Tenant written notice to that effect within sixty (60) days after the Date of the Taking. In such event, this Lease shall terminate on the date that such notice from the Landlord to Tenant shall be given, and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date. Upon a partial taking after which this Lease continues in force as to any part of the Premises, the Basic Rent and other sums payable hereunder shall be adjusted according to the rentable area remaining.

     (c) Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant shall receive no part of such award, including any award for the “leasehold bonus value” of this Lease. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment.

     (d) Waiver. Except as may be otherwise provided herein, Tenant hereby waives and releases any right to terminate this Lease under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar law, statute or ordinance now or hereafter in effect relative to eminent domain, condemnation or takings.

18. ASSIGNMENT OR SUBLETTING.

     (a) Landlord’s Consent. Without the express prior written consent of Landlord, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, or otherwise transfer or hypothecate all of its interest in or rights with respect to the Premises (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than Tenant or sublet all or any portion of the Premises or transfer a portion of its interest in or rights with respect to the Premises (collectively, “Sublease”).

     (b) Notice to Landlord. If Tenant desires to enter into an Assignment or a Sublease, Tenant shall give written notice to Landlord of its intention to do so (the “Transfer Notice”), containing (i) the name of the proposed assignee or subtenant (collectively, “Transferee”), (ii) the nature of the proposed Transferee’s business to be carried on in the Premises, (iii) the material terms of the proposed Assignment or Sublease, including, without limitation, the commencement and expiration dates thereof and the rent payable thereunder, (iv) the portion of the Premises proposed to be subleased (the “Transfer Space”), and (v) the most recent financial statement or other equivalent financial information reasonably available to Tenant concerning the proposed Transferee. Within fifteen (15) days after Landlord’s receipt of the Transfer Notice, Landlord shall, by written notice to Tenant, elect to (1) consent to the Sublease or Assignment, or (2) disapprove the Sublease or Assignment; provided, however, that Landlord agrees not to unreasonably withhold its consent to the Sublease or Assignment. Landlord’s consent shall not be deemed to have been unreasonably withheld if the proposed sublessee or assignee is a new concern with no previous business history or if the proposed sublessee or assignee intends to use the Premises (x) for executive suites or any other use inconsistent with Section 6 or the operation of a first-class office building or (y) in a manner which would increase the use of, or the possibility of disturbance of, Hazardous Substances on the Property. Landlord’s failure to make such election within fifteen (15) days after Landlord’s receipt of the Transfer Notice shall be deemed to be Landlord’s disapproval of the proposed Sublease or Assignment.

     (c) Permitted Transfers. If Landlord consents to any Sublease or Assignment as set forth in Section 18(b):

    (1) Tenant may thereafter, within ninety (90) days after Landlord’s consent, enter into such Assignment or Sublease, but only with the party and upon substantially the same terms as set forth in the Transfer Notice;

    (2) In the case of a Sublease during such times as Tenant is no longer then occupying at least an aggregate of five thousand (5,000) usable square feet within the Premises, Tenant shall pay to Landlord monthly, together with monthly installments of rent hereunder, fifty percent (50%) of the difference between (x) any and all sums payable to Tenant in connection with such Sublease (including key money, bonus money and any payment in excess of fair market value for services rendered by Tenant in connection with such Sublease or for assets, fixtures, inventory, equipment or furniture transferred by Tenant in connection with such Sublease), minus (y) the sum of the proportionate amount (on a rentable square footage basis) of Basic Rent payable by Tenant under this Lease for the space covered by such Sublease plus any actual and reasonable out-of-pocket costs incurred by the Tenant in connection with such Sublease (including brokerage commissions and legal fees);

    (3) In the case of an Assignment, Tenant shall pay to Landlord, as and when received, fifty percent (50%) of any transfer or assignment fee, purchase price or other consideration received by Tenant in connection with the Assignment attributable to the value of this Lease, net of any out-of-pocket expenses incurred by Tenant in connection with such Assignment;

    (4) Any Sublease or Assignment shall be subject to all of the provisions of this Lease, and Landlord’s consent to any Sublease or Assignment shall not be construed as a consent to any terms thereof which conflict with any of the provisions of this Lease except to the extent that Landlord specifically agrees in writing to be bound by such conflicting terms; and

    (5) No Transferee shall have the right to exercise any right or option under this Lease to lease additional space, extend the Term, or terminate this Lease.

     (d) Continuing Liability. Tenant shall not be relieved of any obligation to be performed by Tenant under this Lease, including the obligation to obtain Landlord’s consent to any other Assignment or Sublease, regardless of whether Landlord consented to any Assignment or Sublease. Any Assignment or Sublease that fails to comply with this Section 18 shall be void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease. The acceptance of Basic Rent or other sums by Landlord from a proposed Transferee shall not constitute Landlord’s consent to such Assignment or Sublease.

     (e) Assumption by Transferee. Each Transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Basic Rent, additional rent and other charges, and for the performance of all other provisions of this Lease. Each Transferee under a Sublease, other than Landlord, shall be subject to this Lease. No Assignment shall be binding on Landlord unless Landlord shall receive a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord and consistent with the requirements of this Section 18 but the failure of the Transferee to execute such instrument shall not release the Transferee from its liability as set forth above. Tenant shall reimburse Landlord, within fifteen (15) days after Tenant’s receipt of an invoice therefor, for any reasonable out-of-pocket costs that Landlord may incur in connection with any proposed Assignment or Sublease, including Landlord’s reasonable attorneys’ fees and the costs of investigating the acceptability of any proposed Transferee, not to exceed $2,000 per Sublease or Assignment.

     (f) Default; Waiver. Any Assignment or Sublease in violation of this Section 18 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of rent or additional charges by Landlord from a purported assignee or sublessee shall not constitute a waiver by Landlord of the provisions of this Section 18.

     (g) Change in Control. Any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Tenant, if Tenant is a corporation (other than a sale of the majority of the stock of a publicly traded company in normal open market transactions), or any sale or other transfer of a majority of or a controlling interest in the partnership interests in Tenant, if Tenant is a partnership, or any sale or other transfer of a majority of or a controlling interest in the membership interests in Tenant, if Tenant is a limited liability company, or any sale or other transfer of a majority of the beneficial interests in Tenant or of any controlling interest in Tenant, if Tenant is a trust or other type of entity, shall be an Assignment for purposes of this Section 18. As used in this Section 18, the term “Tenant” shall also mean any entity which has guaranteed Tenant’s obligations under this Lease or any entity which directly or indirectly owns a majority of the voting stock or partnership or limited liability company or other beneficial interest of Tenant, and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership or limited liability company or other beneficial interest of said guarantor or majority owner.

19. SUBORDINATION. Tenant agrees that this Lease is and shall be subordinate to any mortgage, deed of trust, ground lease, underlying lease or other prior lien (hereinafter “Prior Lien”) that may heretofore be placed upon the Project or the Building, and all renewals, replacements and extensions thereof. Landlord hereby warrants that as of the date hereof, there is no Prior Lien encumbering the Project or the Building. If any Prior Lien holder wishes to have this Lease prior to its Prior Lien, then and in such event, upon such Prior Lien holder’s notifying Tenant to that effect, this Lease shall be deemed prior to the Prior Lien. Landlord shall have the right to hereafter cause this Lease to be subordinated to any mortgage, deed of trust, ground lease or underlying lease that may hereafter be placed upon the Project or Building (in which case the same shall be deemed a “Prior Lien” for purposes of this Lease), provided that the holder of such instrument concurrently provides Tenant with a commercially reasonable non-disturbance agreement. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, provided that such successor in interest recognizes the interest of Tenant under this Lease if no default under this Lease then exists. Within fifteen (15) days of presentation, Tenant shall execute any documents which any such Prior Lien holder may require to effectuate the provisions of this Section 19 provided that any such document does not modify Tenant’s rights or obligations hereunder in any monetary respect or otherwise in any material respect and provided further that in the event of any subordination of this Lease to a Prior Lien, the holder of such Prior Lien concurrently provides Tenant with a commercially reasonable non-disturbance agreement.

20. ESTOPPEL CERTIFICATE. Tenant will, upon ten (10) business days prior request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing executed by Tenant, substantially in the form of Exhibit D attached hereto, certifying, among other things, the date of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the date to which the Basic Rent and additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Tenant no default exists hereunder on the part of Landlord or Tenant or specifying each such default of which Tenant may have knowledge and such other matters as may be reasonably requested by Landlord. The parties agree and intend that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Building or the Project. Tenant’s failure to timely deliver such a statement shall be deemed to be an acknowledgment by Tenant that this Lease is in full force and effect without modification (except as set forth by Landlord), there are no uncured defaults under this Lease by Landlord and no more than one monthly installment of Basic Rent and additional rent and other sums payable hereunder have been paid in advance.

21. SERVICES.

     (a) Standard Services. Landlord shall maintain the public and common areas of the Project and the Building, such as lobbies, stairs, corridors and restrooms, in good order and condition except for damage occasioned by the acts or omissions of Tenant Parties, which shall be repaired at Tenant’s sole cost and expense except to the extent that the cost of such repairs in covered by Landlord’s insurance. Landlord shall provide janitorial services to the Premises in accordance with customary practices for comparable “full service” office buildings in the vicinity of the Project. Landlord shall furnish the Premises with electricity for lighting and operation of low power usage office machines and elevator service at all times during the Term. Landlord shall furnish the Premises with heating or normal office air conditioning between the hours of 7:00 a.m. and 6:00 p.m., Monday through Friday, except for legal holidays, and between the hours of 9:00 a.m. and 12:00 p.m. on Saturday. Air conditioning units and electricity therefor or special air conditioning requirements, such as for any computer centers, and after-hours heating and air conditioning shall be at Tenant’s expense at an hourly rate established by the Landlord in its reasonable discretion from time to time consistent with market rates charged by owners of other Class A office buildings in the vicinity of the Project for such after-hours usage. After hours heating and air conditioning as so charged by Landlord to Tenant shall be payable by the Tenant as Additional Rent concurrently with the payment of Basic Rent hereunder. Tenant shall be solely responsible for the repair and maintenance of any separate heating, ventilating, air conditioning or other equipment installed in the Premises by the Tenant (with the Landlord’s consent) or by the Landlord as part of the Tenant Improvements. Landlord shall also provide lighting replacement for Landlord-furnished lighting, toilet room supplies, window washing with reasonable frequency and customary janitorial service. Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption or failure of said services due to any cause whatsoever; and no temporary interruption or failure of such services incident to the making of repairs, Alterations or improvements due to accident or strike or conditions or events not under Landlord’s control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder. However, notwithstanding anything to the contrary contained in this Lease, during the Term of the Lease, if Tenant is actually prevented from using all or a material portion of the Premises as a result of (i) an interruption in essential utility services to the Premises, (ii) Landlord’s actions in entering upon the Premises (other than in exercising any remedy or curing any Tenant failure to perform in accordance with this Lease), or (iii) Landlord’s failure to perform repair work required to be performed by Landlord under this Lease within the time for performance required under this Lease, and which prevention from use is not cured by Landlord within three (3) consecutive business days following Landlord’s receipt of written notice thereof from Tenant stating Tenant’s intent to receive an abatement, then Basic Rent and Tenant’s Proportionate Share of the Operating Expense Increase payable under this Lease shall thereafter be equitably abated based upon the portion of the Premises which Tenant is so prevented from using, until and to the extent that Tenant is no longer so prevented from using such portion of the Premises as a result of the applicable item described in clause (i), (ii) or (iii) above. Notwithstanding the foregoing, the provisions of Section 16 above and not the provisions of the immediately preceding sentence shall govern in the event of casualty damage to the Premises or Project, and the provisions of Section 17 above and not the provisions of the immediately preceding sentence shall govern in the event of condemnation of all or a part of the Premises or Project.

     (b) Overstandard Use. Tenant shall not, without the Landlord’s prior written consent, use heat-generating machines, machines other than normal office machines, or equipment or lighting other than the Building standard lights located in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, together with an administrative fee in the amount set forth in Section 8(c), shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or electricity in excess of that supplied by Landlord pursuant to subsection (a) above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices (including installment costs).

22. SIGNS AND ADVERTISING. Landlord shall provide Tenant, at Landlord’s sole cost and expense, with Building standard signage (as such standard is established from time to time by Landlord) on the Building directory in the lobby of the Building. Tenant shall not erect or install or otherwise utilize signs, lights, symbols, canopies, awnings, window coverings or other advertising or decorative matter (collectively, “Signs”) on the windows, walls or exterior doors or otherwise visible from the exterior of the Premises without first (a) submitting its plans to Landlord and obtaining Landlord’s written approval thereof and (b) obtaining any required approval of any applicable governmental authority with jurisdiction at Tenant’s sole cost and expense. All Signs approved by Landlord shall be professionally designed and constructed in a first-class workmanlike manner. Landlord shall have the right to promulgate from time to time additional reasonable rules, regulations and policies relating to the style and type of said advertising and decorative matter which may be used by any occupant, including Tenant, in the Building, and may change or amend such rules and regulations from time to time as in its discretion it deems advisable. Tenant agrees to abide by such rules, regulations and policies. At the expiration or earlier termination of this Lease, all such signs, lights, symbols, canopies, awnings or other advertising or decorative matter attached to or painted by Tenant upon the Premises, whether on the exterior or interior thereof, shall be removed by Tenant at its own expense, and Tenant shall repair any damage or injury to the Premises or the Building, and correct any unsightly condition, caused by the maintenance and removal thereof.

23. PARKING. Subject to the rules and regulations of the City and County where the Project is located, Tenant shall have the right to use the parking facilities for the Project in common with other tenants, guests and invitees of the Project during the Term of the Lease, subject to the rules and regulations applicable to the parking facilities, including, without limitation, hours of operation. In addition, Landlord shall reasonably designate four (4) single, reserved parking spaces within the Project parking facilities for use by Tenant’s employees and visitors which shall be reasonably proximate to the Building entrance and which shall be identified by Landlord, at Landlord’s cost, with signage indicating that such parking spaces are reserved for use by Tenant’s visitors in a manner reasonably acceptable to Tenant. Landlord shall maintain the signage for such reserved parking spaces throughout the Term in good condition and repair. All parking which Tenant is entitled to use pursuant hereto shall be provided free of charge during the Term (and if Landlord institutes any paid parking system, Tenant shall be entitled to validations for such paid parking, free of charge). Access to and from the parking facilities shall be available in accordance with the Landlord’s rules and regulations established therefor from time to time.

24. RULES AND REGULATIONS. Tenant agrees to observe and be bound by the Rules and Regulations applicable to the Project, a copy of which is attached hereto as Exhibit E. Landlord reserves the right to amend said Rules and Regulations as Landlord in its judgment may from time to time deem to be necessary or desirable for the safety, care and cleanliness of the Project and the preservation of good order therein, and Tenant agrees to comply therewith. Landlord may make concessions requested by a tenant without granting the same concessions to any other tenant. To the extent the Rules and Regulations conflict with this Lease, this Lease shall control.

25. TIME. Time is of the essence of this Lease.

26. QUIET ENJOYMENT. Landlord covenants to control its activities and personnel such that if and so long as Tenant pays the rent and performs the covenants contained in this Lease, Tenant shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.

27. DEFAULTS AND REMEDIES.

     (a) Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant (each an “Event of Default”):

    (1) The failure by Tenant to make any payment of Basic Rent, additional rent, other charges or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions.

    (2) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 27(a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions. If the nature of Tenant’s default (other than a default specified in Section 27(a) above) is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion.

    (3) Any of the following: (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

     (b) Remedies. If an Event of Default exists, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the following rights and remedies:

    (1) The right to terminate the Lease and pursue its rights and remedies provided by California Civil Code Section 1951.2, in which event Landlord may recover

    (A) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

    (B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

    (C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

    (D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

    (E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used hereinabove shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used herein, the “worth at the time of award” shall be computed by allowing interest at the rate of 12%, but in no case greater than the maximum amount of such interest permitted by law. As used herein, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

    (2) The rights and remedies provided by California Civil Code Section 1951.4, that allow Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Basic Rent, additional rent and other charges as they become due, for so long as Landlord does not terminate Tenant’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession;

    (3) The right to enter the Premises and remove therefrom all persons and property, store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and sell such property and apply the proceeds therefrom pursuant to applicable California law; and

    (4) The right to take steps necessary or appropriate to have a receiver appointed for Tenant in order to take possession of the Premises and apply any rental collected and exercise all other rights and remedies granted to Landlord.

     (c) Reentry. If an Event of Default exists, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 27(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

     (d) Remedies Cumulative; Waiver. All rights, options and remedies of Landlord contained in this Lease or provided by law or in equity shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. No waiver of any default hereunder shall be implied from any acceptance by Landlord of any Basic Rent, additional rent or other charges due hereunder or any omission by Landlord to take any action on account of such default, and no express waiver shall affect any default other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

28. TRANSFER OF LANDLORD’S INTEREST. In the event of any transfer or transfers of Landlord’s interest in the Project or the Building, other than a transfer for security purposes only, Tenant agrees that Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee.

29. RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money, other than Basic Rent required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after written notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Tenant shall reimburse Landlord for all costs incurred in connection with such payment or performance immediately upon demand.

30. IMPROVEMENTS.

     (a) Delivery of Premises. The parties hereby agree and acknowledge that the Premises is currently vacant and that by the execution and delivery of this Lease, Landlord shall be deemed to have delivered possession of the Premises to Tenant. The improvement of the

Premises with the “Tenant Improvements” by Tenant shall be governed by the provisions of Exhibit F attached hereto.

     (b) Tenant Improvement Allowance. Landlord shall provide Tenant an allowance for tenant improvements to the Premises in an amount not to exceed the Tenant Improvement Allowance specified in Paragraph 19 of the Basic Lease Information. The Tenant Improvement Allowance shall be used in accordance with the terms and conditions of Exhibit F attached hereto.

     (c) Acceptance of Premises. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Premises, except as specifically set forth in this Section 30 and except as expressly provided in Exhibit F. Landlord or Landlord’s agents have made no representations or promises with respect to the Project, the Building, the Premises or this Lease except as expressly set forth herein. The taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the same “as is” and that the Premises, the Project and the Building are suited for the use intended by Tenant and were in good and satisfactory condition at the time such possession was taken, subject to the provisions of Exhibit F. Tenant represents and warrants to Landlord that (i) its sole intended use of the Premises is for general office use which has no special requirements, including but not limited to, special security requirements, (ii) it does not intend to use the Premises for any other purpose, and (iii) prior to executing this Lease it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its intended use and has determined that the Premises is suitable for such intended use.

31. NOTICES. All notices under this Lease shall be in writing and sent to the parties at the following addresses or at such other address as any party hereto may designate to the other by notice delivered as provided herein:

To Landlord:

To Tenant:	Prior to Tenant’s Move-In to the Premises:
Redwood Trust, Inc.
591 Redwood Highway, Suite 300
Mill Valley, California 94941
Attention: George Bull
Telephone No.: (415) 389-7373
Facsimile No.: (415) 381-1773

Following Tenant’s Move-In to the Premises:
Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
Attention: George Bull
Telephone No. and Facsimile No. to be provided by Tenant upon move-in to Premises

     Any such notices shall be sent by (i) U.S. certified mail, postage prepaid, return receipt requested, in which case notice shall be deemed delivered three business days after timely deposit in the mail, (ii) a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after timely deposit with such courier; (iii) personally delivered, in which case notice shall be deemed delivered upon receipt, or (iv) electronic communication, whether by telex, telegram or telecopying, in which case notice shall be deemed delivered on the date of confirmed dispatch.

32. ATTORNEYS’ FEES. If either party places the enforcement of this Lease or any part hereof, or the collection of any Basic Rent, additional rent or other charges due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party’s reasonable legal and attorneys’ fees, costs and expenses, including legal and attorneys’ fees, costs and expenses incurred in connection with any appeals and any bankruptcy or insolvency proceedings involving Tenant or this Lease. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. The terms “attorneys’ fees” and “attorneys’ fees, costs and expenses” shall mean the fees, costs and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding, and shall include, specifically, all fees, costs and expenses of expert witnesses. For purposes of this Paragraph 32, the term “prevailing party” shall include a prevailing party as defined in California Code of Civil Procedure Section 998.

33. HOLDING OVER. If Tenant holds over after the expiration or earlier termination of the Term without the express prior written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to (a) during the initial thirty (30) days of such holding over, one hundred twenty-five percent (125%) of the Basic Rent in effect upon the date of such expiration, prorated on a daily basis, and (b) following the initial thirty (30) days of such holding over, one hundred one hundred fifty percent (150%) of the Basic Rent in effect upon the date of such expiration, prorated on a daily basis, and in each case otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease and shall not waive Landlord’s right to bring an unlawful detainer action against Tenant or otherwise remove Tenant from the Premises. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify, defend and hold Landlord harmless from all loss or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

34. SURRENDER OF PREMISES. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any subleases or subtenancies.

35. NON-WAIVER. Neither the acceptance of rent nor any other act or omission of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive Landlord of its right to cancel or forfeit this Lease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

36. MORTGAGEE PROTECTION. In the event of any default on the part of Landlord, Tenant will give written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee under a mortgage covering the Project or the Building whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Project or the Building by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

37. INTENTIONALLY OMITTED.

38. CHANGES TO THE PROJECT. Landlord reserves the right at any time to make changes, alterations, reductions and additions to the Project, including the construction of other buildings or improvements in the Project, the leasing of space to restaurant uses, the building of additional stories on any building, without any liability or responsibility to Tenant. Landlord will not block ingress and egress to the Premises nor access to or use of the parking facilities. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to the Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

39. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF, OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

40. OPTIONS TO EXTEND THE TERM.

     (a) Extension Term. Landlord grants to Tenant the option to extend the Term (the “Extension Option”) with respect to all (but not less than all) of the rentable area of the Premises leased by Tenant as of the Expiration Date of the Initial Term for an additional period of sixty (60) months (the “Extension Term”). The Extension Term shall commence immediately following the Expiration Date of the Initial Term. The Extension Option shall be exercised, if at all, by written notice to Landlord at any time during the Initial Term on or before the date that is nine (9) months prior to the Expiration Date, which notice shall be irrevocable by Tenant. Notwithstanding the foregoing, if an Event of Default exists under this Lease either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies under this Lease, the right to terminate the Extension Option and to cancel unilaterally Tenant’s exercise of the Extension Option, in which event the Expiration Date of this Lease shall be and remain the then scheduled Expiration Date, and Tenant shall have no further rights under this Lease to renew or extend the Term.

(b) Extension Term Rent.

    (1) The Extension Term (individually, a “Extension Term”) shall be upon and subject to all of the terms, covenants and conditions of this Lease; provided, however, that the Basic Rent for the Extension Term shall be equal to the Fair Market Rental Value. Such Basic Rent shall be determined by Landlord not later than four (4) months prior to the commencement of the Extension Term. Tenant shall send to Landlord a written notice, within twenty (20) days after the date of Landlord’s notice setting forth the Fair Market Rental Value for the Extension Term, which notice shall state that Tenant either (x) agrees with Landlord’s determination of Fair Market Rental Value for the Extension Term or (y) disagrees with Landlord’s determination of Fair Market Rental Value for the Extension Term and elects to resolve the disagreement as provided in Section 40(b)(2) below. If Tenant does not send to Landlord a notice as provided in the previous sentence within the said twenty (20) day period, Landlord’s determination of the Fair Market Rental Value shall be determinative. Until the disagreement is resolved as provided in Section 40(b)(2) below, Tenant’s monthly payments of Basic Rent shall be in an amount not less than the greater of (x) Tenant’s determination of the Fair Market Rental Value and (y) the Basic Rent payable for the twelve (12) month period immediately preceding the commencement of the Extension Term. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the brokers/appraisers, as applicable, one party shall make any necessary payment to the other party in order to adjust the amount previously paid by Tenant during the Extension Term to the Fair Market Rental Value as determined. Notwithstanding anything to the contrary set forth in this Section 40 in no event shall the Basic Rent for the Extension Term be less than the effective Basic Rent payable immediately preceding the commencement of the applicable Extension Term. Tenant shall in any event pay all applicable additional charges with respect to the Premises, in the manner and at the times provided in this Lease, effective upon the commencement of the Extension Term, and notwithstanding any dispute regarding the Basic Rent for the Extension Term.

    (2) Any disagreement regarding the Fair Market Rental Value as defined in this Section 40 shall be resolved as follows:

    (i) Within twenty (20) days after Tenant’s response to Landlord’s notice of the Landlord’s initial determination of the Fair Market Rental Value, Landlord and

Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to resolve any such disagreement.

    (ii) If, within the twenty (20) day consultation period described in subsection (i) above, Landlord and Tenant cannot reach an agreement as to the Fair Market Rental Value, they shall each make a separate determination of the Fair Market Rental Value within five (5) business days after the expiration of the said twenty (20) day period, and such determinations shall be submitted to arbitration in accordance with subsection (iii) below; provided that, if only one (1) determination of Fair Market Rental Value is submitted to arbitration within the said five (5) business day period, then such determination shall equal the Basic Rent for the Extension Term and the parties shall not proceed with arbitration.

    (iii) If the Basic Rent has not been determined pursuant to the procedures outlined above, Landlord and Tenant shall each appoint one arbitrator who shall be either a real estate broker or MAI appraiser and shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mid-rise and/or high-rise properties in the greater San Francisco metropolitan area. Each such arbitrator shall be appointed within five (5) business days after the expiration of the twenty (20) day period described in subsection (ii) above. The two (2) arbitrators so appointed shall within ten (10) days of the date of appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the first two (2) arbitrators. The determination of the arbitrators shall be limited solely to the issue of whether the Landlord’s or the Tenant’s submitted Fair Market Rental Value is the closest to the actual fair market rental value of the Premises, as determined by the arbitrators. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use the Landlord’s or the Tenant’s submitted Fair Market Rental Value as the Basic Rent for the Extension Term, and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator within the five (5) business day period provided above, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the ten (10) day period provided above, or both parties fail to appoint an arbitrator within the five (5) business day period provided above, then the Landlord shall prepare and submit to Tenant a list of three (3) proposed arbitrators that possess the required qualifications as set forth above; provided that none of such proposed arbitrators nor the firm for which any of them works shall be a current or past affiliate of either the Landlord or the Tenant or currently retained or employed by the Landlord or the Tenant. Within five (5) business days after receipt of such list, the Tenant shall select an arbitrator therefrom and such person shall be the third or single, as the case may be, arbitrator hereunder. If Tenant fails to make such selection with such five (5) business day period, then the Landlord shall select the third or single, as the case may be, arbitrator from such list. Each party shall pay the cost of the arbitrator which it first selects and the parties shall share equally the cost of the third arbitrator.

41. SATELLITE DISH ANTENNA. Tenant shall have a nonexclusive right to install, at Tenant’s sole cost and expense, one reasonably sized satellite dish antenna on the roof of the Building for Tenant’s personal, nonprofit use, without payment of additional rent therefor. Tenant’s rights under this Section 41: (a) are personal to Tenant and not assignable without Landlord’s express written consent; (b) shall terminate on the Expiration Date; (c) are subject to the current and future needs of Landlord relating to the operation, maintenance and repair of the Building or the Project, and the prior rights of other tenants; and (d) are subject to the approval of all governmental entities with jurisdiction of such antenna. Landlord hereby grants to Tenant a nonexclusive license to use existing and common area passageways in the Building for ingress to and egress from the roof in connection with the installation and maintenance of the antenna, provided that Tenant coordinates ingress to the roof with Landlord. Tenant shall obey all reasonable requirements imposed by Landlord for the protection of the roof and shall, at Tenant’s sole cost and expense, obtain all necessary governmental licenses and permits required for, and comply with all legal requirements (including recorded covenants and restrictions) in connection with, the construction and use of the antenna, including, without limitation, the rules and regulations of the Federal Communications Commission. The antenna shall be deemed to be Tenant’s personal property for all purposes under this Lease, and upon termination of this Lease Tenant shall remove the antenna in accordance with the provisions of this Lease. Tenant shall (i) prevent its antenna and the antenna’s transmission and frequency from interfering with the transmissions and frequencies of any other antennas or communications systems located on or in the Building or the Project, provided, however, that with respect to any third-party antennas or communications systems installed after the date Tenant first installs its antenna on the roof of the Building Tenant shall only be required to use commercially reasonable efforts to avoid any such interference, (ii) screen the antenna from view as reasonably required by Landlord, and (iii) cooperate with Landlord or third parties in maximizing the use of the roof area not used by Tenant. Landlord shall not be responsible for Tenant’s antenna or any interference with its antenna’s transmission, frequency, operation or use caused by third parties provided however that Landlord shall use commercially reasonable efforts to enforce any non-interference covenants in any leases with other tenants of the Project. Tenant shall not install any facilities or equipment on the roof or make any alteration to the roof without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant shall be solely responsible for and shall pay, indemnify, defend and hold harmless Landlord from and against all claims, liabilities, demands, damages, losses, costs and expenses incurred in connection with the installation and use of the antenna.]

42. GENERAL PROVISIONS.

     (a) Entire Agreement. This Lease contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Lease. This Lease supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Premises.

     (b) Terms and Headings. The words “Landlord” and “Tenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

     (c) Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective permitted successors in interest and assigns.

     (d) No Brokers. Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person, except for Tenant’s Broker (as defined in Paragraph 23 of the Basic Lease Information) who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Lease and shall indemnify, defend and hold harmless Landlord from and against any claim, demand, damage, loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person, except for Tenant’s Broker or Landlord’s Broker (as defined in Paragraph 22 of the Basic Lease Information) on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. The provisions of this section shall not apply to brokers with whom Landlord has an express written broker agreement. Landlord shall be responsible for paying all leasing commissions due Landlord’s Broker and Tenant’s Broker in connection with this Lease. Landlord shall also be responsible for any fees payable to Landlord’s property manager, GateCapital Properties, LLC, in connection with this Lease.

     (e) Liability of Landlord. Landlord’s obligations and liability to Tenant under this Lease shall be limited solely to Landlord’s interest in the Project, and neither Landlord nor any of the members in Landlord, nor any officer, director, shareholder or partner of or in Landlord or any members in Landlord shall have or incur any personal liability whatsoever with respect to this Lease.

     (f) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or the Project or any portion thereof, and an opportunity is granted to Landlord and such mortgage holder to correct such violations as provided above.

     (g) Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

     (h) Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

     (i) Force Majeure. Except as may be otherwise specifically provided herein, time periods for Landlord’s or Tenant’s performance under any provisions of this Lease not involving the payment of money shall be extended for periods of time during which the nonperforming party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, acts of God, weather, war or other strife. Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

     (j) Identification of Tenant. If more than one person executes this Lease as Tenant:

    (1) Each of such persons is jointly and severally liable for the performance of all of the terms, covenants and conditions of this Lease, and

    (2) The term “Tenant” shall mean each of them jointly and severally. The act or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant.

     (k) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

     (l) No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising additional rent or the amount of the additional rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

     (m) Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building and the Belvedere Place office center. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or the Belvedere Place office center.

     (n) Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Project by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

     (o) Modification for Lender. If, in connection with Landlord’s obtaining construction, interim or permanent financing for the Building or Project, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

     (p) Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum hereof without the consent of the other.

     (q) Applicable Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

     (r) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act or omission of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

     (s) Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

     (t) Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Building or Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or the Building (including the name Belvedere Place) or use pictures or illustrations of the Project or the Building in advertising or other publicity, without the prior written consent of the Landlord.

     (u) Survival of Obligations. All provisions of this Lease which require the payment of money or the delivery of property after the termination of this Lease or require Tenant to indemnify, defend or hold Landlord harmless shall survive the termination of this Lease.

     (v) Authority. Each individual executing this Lease represents that it has all requisite power and authority to execute and deliver this Lease on behalf of the entity for which it is signing, and by his or her signature, will bind such party to the terms of this Lease.

     (w) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

TENANT:	REDWOOD TRUST, INC.
a Maryland corporation

By:____________________________
Name:
Title:

By:____________________________
Name:
Title:

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